Exhibit 99.2

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624-4576	Tel: 415 677-2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

MONOGRAM ANNOUNCES A 6-TO-1 REVERSE STOCK SPLIT

South San Francisco, Calif., October 27, 2008 — Monogram Biosciences, Inc., (NASDAQ: MGRM) today announced that its Board of Directors has approved a 6-to-1 reverse split of its common stock, as previously authorized and approved by the Company’s stockholders at the September 19, 2007 annual meeting. The Company’s common stock will begin trading on a post-split basis on November 4, 2008, under the temporary trading symbol “MGRMD” for approximately 20 trading days before reverting to “MGRM” on or about December 2, 2008.

As a result of the reverse stock split, every six shares of Monogram Biosciences common stock will be combined into one share of common stock. The reverse stock split affects all the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the conversion of outstanding convertible debt or upon the exercise of stock options or warrants. The Company will pay cash in lieu of fractional shares based on the average of the high and low trading prices of the common stock for the five trading days immediately preceding the effective date of the reverse stock split. The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from approximately 135 million to approximately 22.5 million. In addition, the number of authorized shares of common stock will be reduced from 200 million to 84 million shares.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the planned reverse split of our common stock. These forward-looking statements are subject to risks and uncertainties and other factors, including potential Nasdaq proceedings to delist our common stock, our ability to regain compliance with Nasdaq listing requirements, the and impact of the reverse split of the shares of our common stock, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.